EXHIBIT 99.1

Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com

HYTHIAM ANNOUNCES NEW BOARD MEMBER, KELLY MCCRANN

SENIOR HEALTHCARE SERVICES EXECUTIVE BRINGS
NEARLY 30 YEARS OF EXPERIENCE

LOS ANGELES, CALIFORNIA — December 14, 2010 — Hythiam, Inc. (OTCBB:HYTM) announced today the appointment of Kelly McCrann to its Board of Directors, effective December 9, 2010.  Kelly McCrann has decades of experience in the healthcare industry and has previously held executive level operations positions at DaVita®, PacifiCare Health Services and Coram Healthcare.  Kelly also has been involved in consulting and venture capital, and has significant experience in healthcare strategic development, venture financing and M&A transactions.

“We are pleased Kelly McCrann has joined our Board,” said Terren Peizer, Hythiam’s Chairman and CEO.  “Kelly’s extensive healthcare services operational experience will provide invaluable insights as we broaden the Catasys substance dependence program’s national footprint.  In the coming months, we expect an acceleration in Catasys contracts, health plan implementations, and further pipeline expansion.  Kelly McCrann will contribute greatly to the execution of our business model in the coming year.”

"I am excited to be joining the Board of Directors at Hythiam, and I look forward to working with Hythiam’s Board and executive management team," said Kelly McCrann. "I believe the Company has an outstanding solution for payors with high medical cost substance dependence populations, and think the Company is strategically well positioned to benefit from the backdrop of healthcare reform, parity and payors’ increased focus on controlling costs."

About Hythiam®
Hythiam, Inc. provides through its Catasys subsidiary, specialized behavioral health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   Hythiam does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the program.  For further information, please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of outcomes and statistically significant formal research studies, the ability to timely implement and launch our programs, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, adoption by payors of our programs and solutions, intense competition and substantial regulation in the health care industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.